Eisner	Eisner LLP Accountants and Advisors

750 Third Avenue New York, NY 10017-2703
Tel. 212.949.8700 Fax 212.891.4100
www.eisnerllp.com

June 19, 2006

US Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

We have read the statements made by U.S. Energy Systems, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K on or about June 16, 2006. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with respect to any other statements made regarding other accountants.

Very truly yours,

:	/s/ Eisner LLP
Eisner LLP